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Term Sheet No. G45 To the Underlying Supplement Dated June 1, 2010, Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 June 1, 2010

$ 90% Principal Protected ProNotes® due July 8, 2013 Linked to the Dow Jones-UBS Commodity Index

General

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The securities are 90% principal protected at maturity and are designed for investors who seek a leveraged return linked to the performance of the Dow Jones-UBS Commodity Index measured by reference to the average level of the Underlying on three annual Valuation Dates. Investors should be willing to forgo interest payments and, if the level of the Underlying declines, be willing to lose up to 10% of their investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing July 8, 2013†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about June 30, 2010 (the "Trade Date") and are expected to settle on or about July 6, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Underlying:
The Dow Jones-UBS Commodity Index. The Underlying is reported by Bloomberg under the ticker symbol "DJUBS." For more information on the Underlying, see "The Reference Indices—The Dow Jones-UBS Commodity Index" in the accompanying underlying supplement.
Upside Participation Rate:	Expected to be between 115% and 125% (to be determined on the Trade Date).
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment at maturity is subject to our ability to pay our obligations as they become due.
Underlying Return:	•	If the Final Level is greater than or equal to the Initial Level, the Underlying Return will be calculated as follows:
	Upside Participation Rate ×	Final Level – Initial Level Initial Level
	•	If the Final Level is less than the Initial Level but greater than 90% of the Initial Level, the Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level
	•	If the Final Level is less than or equal to 90% of the Initial Level, the Underlying Return will equal -10%.

If the Final Level is less than the Initial Level, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $100 per $1,000 principal amount of securities that you hold at maturity.
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the three annual Valuation Dates.
Valuation Dates†:	June 30, 2011, July 2, 2012 and July 2, 2013
Maturity Date†:	July 8, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EWF7

†    Each scheduled Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event or a commodity hedging disruption event as described in the accompanying underlying supplement under "Market Disruption Events" and "Commodity Hedging Disruption Events," respectively. The Maturity Date is subject to postponement if the scheduled Maturity Date is not a business day or if the last scheduled Valuation Date is postponed because it is not an underlying business day or as a result of a market disruption event or a commodity hedging disruption event as described in the accompanying underlying supplement under "Market Disruption Events" and "Commodity Hedging Disruption Events," respectively.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 3 of this term sheet and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$	$

Total	$	$	$

(1)    We or one of our affiliates may pay varying discounts and commissions of between 0.00% and 0.25% or between $0.00 and $2.50 per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours may pay fees to some broker-dealers of up to 0.75% or $7.50 per $1,000 principal amount of securities and referral fees of up to 0.50% or $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

June 1, 2010

Additional Terms Specific to the Securities

You should read this term sheet together with the underlying supplement dated June 1, 2010, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated June 1, 2010:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746910005684/a2198993z424b2.htm

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  Product supplement No. G-I dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this term sheet and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and scenarios below illustrate hypothetical Redemption Amounts per $1,000 principal amount of securities for a range of hypothetical scenarios assuming an Initial Level of 125 and an Upside Participation Rate of 120% (the midpoint of the expected range set forth on the cover page of this term sheet). The actual Initial Level and Upside Participation Rate will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the arithmetic average of the closing levels of the Underlying on the annual Valuation Dates. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and scenarios below have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying	Underlying Return	Redemption Amount
250.00	100.00%	120.00%	$2,200.00
237.50	90.00%	108.00%	$2,080.00
225.00	80.00%	96.00%	$1,960.00
212.50	70.00%	84.00%	$1,840.00
200.00	60.00%	72.00%	$1,720.00
187.50	50.00%	60.00%	$1,600.00
175.00	40.00%	48.00%	$1,480.00
162.50	30.00%	36.00%	$1,360.00
150.00	20.00%	24.00%	$1,240.00
143.75	15.00%	18.00%	$1,180.00
137.50	10.00%	12.00%	$1,120.00
131.25	5.00%	6.00%	$1,060.00
125.00	0.00%	0.00%	$1,000.00
118.75	-5.00%	-5.00%	$950.00
112.50	-10.00%	-10.00%	$900.00
106.25	-15.00%	-10.00%	$900.00
100.00	-20.00%	-10.00%	$900.00
87.50	-30.00%	-10.00%	$900.00
75.00	-40.00%	-10.00%	$900.00
62.50	-50.00%	-10.00%	$900.00
50.00	-60.00%	-10.00%	$900.00
37.50	-70.00%	-10.00%	$900.00
25.00	-80.00%	-10.00%	$900.00
12.50	-90.00%	-10.00%	$900.00
0.00	-100.00%	-10.00%	$900.00

The following scenarios illustrate how the Redemption Amount is calculated.

Scenario 1:

Scenario 1 assumes the Final Level is 162.50, an increase of 30% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level:

Underlying Return	=	Upside Participation Rate × [(Final Level - Initial Level)/Initial Level]
	=	120% × [(162.50 - 125)/125]
	=	36%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 1.360
	=	$1,360.00

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,360 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying.

Scenario 2:

Scenario 2 assumes the Final Level is 125, equal to the Initial Level. Because the Final Level is equal to the Initial Level, the Underlying Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 3:

Scenario 3 assumes the Final Level is 118.75, a decrease of 5% from the Initial Level. The determination of the Redemption Amount when the Final Level is less than the Initial Level and greater than or equal to 90% of the Initial Level:

Underlying Return	=	[(Final Level - Initial Level)/Initial Level]
	=	[(118.75 - 125)/125]
	=	-5%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 0.95
	=	$950

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $950 per $1,000 principal amount of securities based on a leveraged return linked to the decline in the level of the Underlying.

Scenario 4:

Scenario 4 assumes the Final Level is 87.50, a decrease of 30% from the Initial Level. Because the Final Level is less than 90% of the Initial Level, the Underlying Return is equal to -10% and at maturity you would be entitled to receive a Redemption Amount equal to $900 per $1,000 principal amount of securities even though there has been a decline in the level of the Underlying greater than 10%.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the "Risk Factor" sections of the accompanying underlying supplement and product supplement.

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  THE SECURITIES ARE NOT FULLY PRINCIPAL PROTECTED – The principal protection feature of the securities covers only 90% of your initial investment. If the Final Level is less than the Initial Level, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level and you could lose up to 10% of your initial investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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  THE SECURITIES ARE NOT REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION – The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the "CFTC." The issuer of the securities, Credit Suisse AG, is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC's or any other non-U.S. regulatory authority's regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, Credit Suisse AG will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC's or any non-U.S. regulatory authority's regulatory protections afforded to persons who invest in regulated commodity pools.

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  A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES – If a commodity hedging disruption event, as described in the accompanying underlying supplement under "Commodity Hedging Disruption Events," occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 principal amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

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  COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES – The commodity futures contracts that comprise the Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the value of the Underlying. The CFTC has recently announced that it is considering imposing position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented in order to protect against excessive speculation. We or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on your securities. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see "Commodity Hedging Disruption Events" in the accompanying underlying supplement for more information.

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  TRADING AND OTHER TRANSACTIONS BY UBS IN THE FUTURES CONTRACTS COMPRISING THE UNDERLYING AND IN THE INDEX COMMODITIES MAY AFFECT THE VALUE OF THE UNDERLYING, AND THERE MAY BE CONFLICTS OF INTEREST BETWEEN YOU AND UBS AND DOW JONES – The Underlying is comprised of futures contracts (the "Index Components") on nineteen commodities (the "Index Commodities") as described in the accompanying underlying supplement under the heading "The Reference Indices—The Dow Jones-UBS Commodity Indices." UBS Securities LLC ("UBS") and its affiliates actively trade futures contracts and options on futures contracts on the Index Commodities. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments that are linked to the performance of commodities or are linked to the performance of the Underlying. Certain affiliates of UBS may underwrite or issue other securities or financial instruments indexed to the Underlying and related indices, and Dow Jones & Company, Inc. ("Dow Jones"), UBS and certain of their affiliates may license the Underlying for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of the Underlying. For instance, a market maker in a financial instrument linked to the performance of the Underlying may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the components comprising the Underlying in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the Underlying, which in turn may affect the value of the Underlying. With respect to any of the activities described above, none of UBS, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the securities into consideration at any time.

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  TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN INDEX COMMODITIES OR FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX COMMODITIES OR THE UNDERLYING MAY IMPAIR THE VALUE OF THE SECURITIES – We or our affiliates may hedge our respective obligations under the securities by acquiring or disposing of Index Commodities or futures contracts, options, exchange-traded funds or other derivatives or synthetic instruments related to the Index Commodities or the Underlying. Any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Underlying and, therefore, the value of the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines.

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  COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE VALUE OF YOUR SECURITIES IN UNFORESEEABLE WAYS – Trading in futures contracts on physical commodities is speculative and can be extremely volatile. Market prices of the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or "spot" prices of the Index Commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodities. These factors may affect the value of the Underlying and the value of your securities in varying ways, and different factors may cause the prices of the futures contracts, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. The prices of physical commodities, including the Index Commodities, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. Because certain of the Index Commodities may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and the value of your securities.

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  YOU WILL NOT HAVE RIGHTS IN THE INDEX COMMODITIES OR THE INDEX COMPONENTS – Investing in the securities will not make you a holder of any of the Index Commodities or any of the Index Components. As an owner of the securities, you will not have rights that investors in the Index Components may have. Your securities will be paid in cash, and you will have no right to receive delivery of any of the Index Components or Index Commodities.

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  IF THE INDEX SPONSOR DISCONTINUES OR SUSPENDS THE CALCULATION OF THE UNDERLYING, IT MAY BECOME DIFFICULT TO DETERMINE THE VALUE OF THE SECURITIES OR THE AMOUNT PAYABLE AT MATURITY – Dow Jones and UBS (together, the "Index Sponsor") are under no obligation to continue to calculate the Underlying or any successor index. If the Index Sponsor discontinues or suspends calculation of the Underlying, it may become difficult to determine the value of the securities or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Underlying exists, the amount you receive at maturity or upon redemption will be determined by the calculation agent in the manner described below under "Adjustments to the Calculation of the Underlying."

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  WE AND OUR AFFILIATES HAVE NO AFFILIATION WITH THE INDEX SPONSOR AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION, WHICH MAY CHANGE OVER TIME – We and our affiliates are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed in the accompanying underlying supplement under the heading "The Reference Indices—The Dow Jones-UBS Commodity Indices") and have no ability to control or predict the actions of the Index Sponsor, including any errors in, or discontinuation of disclosure regarding its methods or policies relating to, the calculation of the Underlying in its capacity as Index Sponsor. All information in this term sheet and in the accompanying underlying supplement regarding the Underlying, including its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information is subject to change by the Index Sponsor and we have not independently verified this information. You, as an investor in the securities, should make your own investigation into the Underlying and the Index Sponsor.

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  YOU HAVE NO RECOURSE TO THE INDEX SPONSOR – You will have no rights against the Index Sponsor in connection with the securities. The Index Sponsor is not involved in this offering of the securities in any way and does not have any obligation of any sort with respect to your securities. The Index Sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your securities.

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  SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Underlying and, therefore, the value of the securities.

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  INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE UNDERLYING – At any time during the term of the securities, the daily calculation of the Underlying may be adjusted in the event that the Index Sponsor determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Underlying on that day; the settlement price of any futures contract used in the calculation of the Underlying reflects the maximum permitted price change from the previous day's settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Underlying or, with respect to any futures contract used in the calculation of the Underlying that trades on the London Metal Exchange (the "LME"), a business day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the Underlying or the manner in which it is calculated.

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  A DESIGNATED CONTRACT MAY BE REPLACED IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED – A futures contract known as a "Designated Contract" has been selected as the reference contract for each underlying physical commodity included in the Underlying. Data concerning each Designated Contract will be used to calculate the Underlying. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Dow Jones-UBS Commodity Index Supervisory and Advisory Committees, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of the Underlying. See "The Reference Indices—The Dow Jones-UBS Commodity Indices" in the accompanying underlying supplement.

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  HIGHER FUTURE PRICES OF COMMODITIES INCLUDED IN THE UNDERLYING RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE REDEMPTION PRICE – As the contracts that comprise the Underlying come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as "rolling." Excluding other considerations, if the market for these contracts is in "backwardation," where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield." While many of the contracts included in the Underlying may have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Underlying, such as gold, have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Roll yields may be considered in the calculation of the level of the Underlying. The absence of backwardation in the commodity markets could result in negative "roll yields," which could adversely affect the value of the Underlying and, accordingly, decrease the redemption amount.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO INTEREST PAYMENTS – As a holder of the securities, you will not receive interest payments.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the expected volatility of the Underlying;

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    the time to maturity of the securities;

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    interest and yield rates in the market generally;

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    supply and demand trends for the Index Commodities;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the commodities comprising the Underlying or commodity markets generally and that may affect the level of the Underlying; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Dow Jones-UBS Commodity Index based on the closing levels of the Underlying from January 1, 2005 through May 25, 2010. The closing level of the Underlying on May 25, 2010 was 122.3947. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in any return in excess of 90% of your initial investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

For further information on the Dow Jones-UBS Commodity Index, see "The Reference Indices—The Dow Jones-UBS Commodity Index" in the accompanying underlying supplement.

Historical Performance of the Dow Jones-UBS
Commodity Index

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and who purchase the securities at the "issue price" of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Obligations") in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

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  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

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  require you to accrue original issue discount at the comparable yield (as described below); and

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  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

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  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

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  divided by the number of days in the accrual period; and

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  multiplied by the number of days during the accrual period that you held the securities.

The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the maturity date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 1.065%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the maturity date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the maturity date, at which time the projected payment amount includes $             of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

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  first, reduce the amount of original issue discount required to be accrued in the current year;

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  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

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  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the "Hiring Incentives to Restore Employment Act" (the "Act"). Under the Act, a 30% withholding tax is imposed on "withholdable payments" made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Foreign Accounts

The Act also requires individual taxpayers with an interest in any "specified foreign financial asset" to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of between 0.00% and 0.25% or between $0.00 and $2.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay fees to some broker-dealers of up to 0.75% or $7.50 per $1,000 principal amount of securities in connection with the distribution of the securities and may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 principal amount of securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

Please refer to "Underwriting (Conflicts of Interest)" in the accompanying product supplement for further information.

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